Exhibit 4.15
Addendum to the Deed of Trust of August 31, 2010
made and signed on September 20, 2010
in regard to the issuance of Company Debentures (Series B)

Between

B Communications Ltd
Company no: 512832742 of
2 Dov Fridman str, Ramat Gan
(hereinafter: "the Company")

On one side;

And

Reznik, Paz, Nevo Trustees Ltd
14 Yad Harutzim st. Tel Aviv
Tel: 03-6389200
Fax: 03-6393316
(hereinafter: "the Trustee")

On the other side;

WHEREAS
on August 31 2010, a Deed of Trust (hereinafter: "Deed of Trust") was signed between the parties, amongst others in relation to the Company Debentures (Series B) (hereinafter: "Debentures (Series B) or "Debentures");

WHEREAS
the Company published a shelf prospectus on September 1, 2010 (hereinafter: "Shelf Prospectus") pursuant to which it may issue in the future, amongst others, any of the debentures series (Series B to G), as set forth in the Deed of Trust;

WHEREAS
the Company intends to publish in September 2010, pursuing to its Shelf Prospectus, a Shelf Offering Report, according to which the Company will offer Debentures (Series B) (hereinafter: "Shelf Offering Report"), and for the publication of the said Shelf Offering Report, the parties are interested to add to the provisions of the Deed of Trust as detailed in this addendum;

WHEREAS
the parties wish to convey in writing in the framework of this addendum the terms and conditions specific to the Debentures (Series B), to be offered pursuant to the Shelf Offering Report, including additional understandings reached by the parties in relation to the Debentures (Series B) terms, as detailed in this addendum;

Now, therefore, inconsideration of the mutually covenanted terms and conditions herein contained, the parties hereto agree as follows:

1.	Preamble, interpretation and definitions

1.1.	The preamble to this addendum constitutes an intrinsic part of the addendum.

1.2.	The division of this addendum into sections and the insertion of headings to the sections are for convenience of reference only and shall not be used for interpretation.

1.3.	The terms in this addendum, that were defined in the Deed of Trust, will have the meaning set forth in the deed, unless explicitly stated otherwise.

2.	The validity of the Deed of Trust

The Deed of Trust, together with its appendices, will continue to apply to the parties, and the provisions of the Deed of trust will continue to be binding upon the parties to the letter, unless if explicitly amended in this addendum, then as amended.

3.	Debentures (Series B)

Up to NIS 400,000,000 nominal value Debentures (Series B),out of a series with a total value of NIS2,000,000,000 nominal value Debentures (Series B), registered, not linked (principal or interest) to the consumers price index, or to any other index or currency, bearing a Shekel fixed rate interest to be determined by a tender to be conducted as set forth in the Shelf Offering Report, payable (principal) in 4 equal annual installments, on March 1 of each of the years 2016 to 2019 (inclusive).

4.	Interest on the Debentures (Series B)

4.1.
The interest on the Debentures (Series B) will be paid semi-annually, on March 31 and on September 30 of each year, starting with March 31, 2011 and until September 31, 2018, and on March 31, 2019, for a period of 6 months ended the day previous to the payment date, except for the first interest payment to be made for the period starting on the first trade day following the date of the closure of the signatures list, as detailed in the Shelf Offering Report, and ending March 31, 2011, and calculated based on a 365-days year, according to the number of days of this period.

4.2.
The Company will publish the annual interest rate as set in the tender, and the interest rate for the first interest period, in the framework of the immediate report to be published by it on the results of the issuance, object of the Shelf Offering Report. The interest payments following the first interest payment will be equal to the annual interest rate, divided into two (number of annual interest payments)

4.3.	Whenever the settlement date on the principal and/ or the interest of the Debentures is a non- business day, it will be postponed to the first next business day, with no additional payment.

4.4.	From each interest payment on the Debentures (Series B) , tax will be deduced as requested by law.

4.5.
the Debentures (Series B) are issued without discount. Should the Company issue in the future additional Debentures (Series B)  (in the framework of the expansion of the said series) with discount, the Company will proceed according to paragraph 3.3 of the Deed of Trust.

5.	Payment of the principal and the interest on the Debentures (Series B)

5.1.
The payments of the principal on the Debentures will be made to the Debentures holders whose names are listed in the Debentures (Series B) holders register as holders on March 19 of each of the years 2016 to 2018, prior to the payment date of the relevant payment. The last payment of the principal on the Debentures (Series B) will be made on March 31, 2019 to persons whose names are listed in the Debentures (Series B) holders register on the payment day.

5.2.
The interest payments on the Debentures (Series B) will be made to persons whose names are listed in the Debentures (Series B) holders register as holders on March 19 and September 18 of each of the years 2011 to 2018, prior to the payment date of the relevant payment. The last payment of the interest on the Debentures (Series B) will be made on March 31, 2019 to persons whose names are listed in the Debentures (Series B) holders register on the payment day.

5.3.
The last payment of the principal and the interest will be made against the submittal of the Debentures (Series B) to the Company on payment day, at the registered office or at any other location notified by the Company. The said Company notification will be published not later than five (5) business days prior to the last payment date.

6.	Modifications to section 8.1 of the Deed of Trust; addition of reasons for immediate repayment

6.1.	The following modifications will be made to the subsections of section 8.1 of the Deed of Trust:

6.1.1.	In subsection 8.1.1 of the Deed of Trust, the period of 45 days set forth in those sections will be reduced to 14 days.

6.1.2.	In subsections 8.1.3 to 8.1.7 of the Deed of Trust, the period of 60 days set forth in those sections will be reduced to 45 days.

6.1.3.	In subsection 8.1.11- the wording : "and on condition that the rights of the debentures' holders were impaired as a result" will be deleted.

6.2.	Addition of reasons for immediate repayment

In addition to the events detailed in section 8.1 of the Deed of Trust, and without prejudice to their contents, the provisions of sections 8.2.1 (a) and 17.4 of the Deed of Trust will be applicable, as they are for the events listed in sections 8.1.1 to 8.1.10 of the Deed of Trust, with the required modifications, on the occurrence of one or more of the events listed below:

6.2.1.	In the event that Eurocom Communications Ltd, will not have (directly or indirectly) control on the Company.

6.2.2.	In the event the Company will not have (directly or indirectly) control or hold the control block at Bezeq, the Israel Communication Company Ltd (hereinafter: Bezeq).

6.2.3.
In the event the Company actually expanded the series of the Debentures (Series B), and as a result of the said expansion, the Debentures (Series B) rating company decided to award a lower rating to the Debentures (Series B), than that awarded to the Debentures (Series B) when initially issued, meaning rating A2 by Midroog Ltd, or an equivalent rating of another rating company on the date of the series expansion.

As per the date of signature of this addendum, Eurocom Communications Ltd holds about 77.99% of the Company's issued capital, and the Company holds about 30.41% of the issued capital of Bezeq.

In regard to this section 6.2 -

"holdings", "control" and "control block" as defined in the Companies Law, 1999

"rating company" – a rating company approved by the Commissioner of the Capital, Insurance and Savings market at the Ministry of Finance.

7.	Modification of section 16 of the Deed of Trust

To the final section of section 16 of the Deed of Trust, the following sentence will be added:

"However – financial investments made by the trustee as per this section 16 above, in channels that are not – (1) bank deposits at one of the five main banks, or - (2) debentures of the State of Israel, will demand the approval of a extraordinary meeting of the Debentures holders prior to the realization of the investment".

8.	Securities

The Debentures (Series B), have no securities or mortgages attached to them.

9.	Early redemption

In regard to section 33 of the Deed of Trust, it is clarified that the right of the Company to initiate early redemption of the Debentures (Series B), was not set forth in the terms of the Debentures (Series B).

10.	General conditions

10.1.
This addendum will come into force pursuant to the issuance of the Debentures (Series B). Should the issuance of the Debentures (Series B) be cancelled for any reason whatsoever, the validity of the provisions of this addendum will expire.

10.2.	No change will occur in the remaining provisions of the original Deed of Trust and its addendums, in regard to the Debentures (Series B).

10.3.
It is clarified that the modifications detailed in this addendum are applicable to the Debentures (Series B), and will not be applicable to other series of debentures the Company is entitled to offer pursuant to the Deed of Trust and the Shelf Prospectus.

11.	Certification for reporting to MAGNA

The Trustee authorizes, by its signature of this addendum, that the electronic authorized signatories of the Company report in its name to MAGNA on its entering this addendum and its signing on it, as requested by law.

IN WITNESS WHEREOF the Parties have signed this Addendum.

_______________________ B Communications Ltd	______________________ Reznik, Paz, Nevo Trustees Ltd

I, the undersigned, Ami Bar Lev, attorney, confirm that this Addendum to the Deed of Trust was duly signed by B Communications Ltd, as per its bylaws, by means of the esteemed: Eli Holzman and Doron Turgeman, whose signatures shall be binding upon the Company in regard to this Addendum to the Deed.

________________

Ami Bar Lev, attorney